                                                                     Exhibit 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]


January 14, 2004


GTx, Inc.
3 N. Dunlap Street, 3rd Floor
Ven Vleet Building

Memphis, TN  38163

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by GTx, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to 6,210,000 shares of common stock (the "Shares").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Our opinion is expressed only with respect to the laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp


By:   /s/ Suzanne Sawochka Hooper
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    Suzanne Sawochka Hooper